Exhibit 99.1

Brent Di Giorgio Corporation Communications 203.338.3135 Fax: 203.338.3461 brent.digiorgio@peoples.com	Judith Barber Corporate Secretary 631.360.9304 Fax: 631.360.9380 jbarber@bankofsmithtown.net

FOR IMMEDIATE RELEASE

November 22, 2010

PRELIMINARY RESULTS OF ELECTIONS REGARDING MERGER

CONSIDERATION ANNOUNCED IN PEOPLE’S UNITED FINANCIAL’S

ACQUISITION OF SMITHTOWN BANCORP, INC.

BRIDGEPORT, CT and SMITHTOWN, NY (November 22, 2010) – People’s United Financial, Inc. (NASDAQ: PBCT) and Smithtown Bancorp, Inc. (NASDAQ: SMTB) today announced the preliminary results of elections made by Smithtown stockholders as to the form of merger consideration to be received in the pending merger of Smithtown with and into People’s United. The election deadline for Smithtown stockholders to have made merger consideration elections in connection with the proposed merger expired at 5:00 p.m., New York City time, on November 19, 2010.

Of the approximately 14,967,508 shares of Smithtown common stock outstanding as of November 19, 2010:

•	The holders of approximately 4,684,911 shares, or 31.3%, elected to receive People’s United common stock;

•	The holders of approximately 5,851,497 shares, or 39.1%, elected to receive cash; and

•	The holders of approximately 4,431,100 shares, or 29.6%, submitted elections expressing no preference as to the form of merger consideration or did not make a valid election.

The elections with respect to approximately 668,602 of the foregoing shares electing to receive stock and approximately 86,279 of the foregoing shares electing to receive cash were made pursuant to the notice of guaranteed delivery procedure, which requires the delivery of Smithtown shares to the election agent for the merger by 5:00 p.m., New York City time, on Wednesday, November 24, 2010. If the election agent does not receive the required share certificates or book-entry transfer of shares by this guaranteed delivery deadline, the Smithtown shares subject to such election will be treated as shares that did not make a valid election.

After the final results of the election process are determined, the actual merger consideration, and the allocation of the merger consideration, will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Smithtown common stock outstanding immediately prior to the closing date, the final results of the election process and the value of People’s United common stock for the five trading days immediately prior to the date the merger becomes effective. A press release announcing the final merger consideration will be issued after the final merger consideration is determined.

A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the proxy statement/prospectus dated October 12, 2010 and mailed to Smithtown stockholders of record on or about October 15, 2010. Smithtown stockholders are urged to read the proxy statement/prospectus carefully and in its entirety. Copies of the proxy statement/prospectus may be obtained for free by following the instructions below under “Additional Information About the Merger and Where to Find It.”

People’s United and Smithtown expect to complete the merger on November 30, 2010. The proposed merger, which was approved by Smithtown stockholders on November 19, 2010, remains subject to the satisfaction of customary closing conditions.

Additional Information About the Merger and Where to Find It

In connection with People’s United’s proposed acquisition of Smithtown, People’s United has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a proxy statement/prospectus dated October 12, 2010, which has been mailed to Smithtown shareholders. Investors are urged to read these materials, and any other documents filed by People’s United or Smithtown with the SEC, because they contain or will contain important information about People’s United, Smithtown and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by People’s United with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by People’s United by directing a written request to People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, CT 06604, Attention: Investor Relations.

People’s United Financial, Inc., a diversified financial services company with approximately $22 billion in assets, provides consumer and commercial banking services through its subsidiary, People’s United Bank, with nearly 300 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through additional subsidiaries, People’s United provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

Bank of Smithtown is a 100 year-old community bank with approximately $2.3 billion in assets and 31 branches on Long Island and in Manhattan. The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB.”